Exhibit 10.25

INDEMNIFICATION AGREEMENT
(hereinafter the “Agreement”)

This INDEMNIFICATION AGREEMENT is effective as of the 29th day of December, 2004 (the “Effective Date”), and made by and between National Union Fire Insurance Company of Pittsburgh, PA, on behalf of itself and its affiliates ( “NUFICPA”), and Labor Ready, Inc., on behalf of itself and its subsidiaries and affiliates ( “LRI”), in accordance with the terms, conditions and definitions set forth below.  (NUFICPA and LRI each may hereinafter be referred to individually as a “Party” and, collectively, “the Parties.”)

RECITALS

WHEREAS, Lumbermens Mutual Casualty Company, collectively with its insurance affiliates (“Lumbermens”), issued various workers’ compensation and employers liability insurance policies affording coverage to Labor Ready, such policies are listed in Schedule A attached hereto (collectively, the “Policies,” including all declarations, amendments,  and endorsements thereto, if any); and

WHEREAS, contemporaneous with the execution of this Agreement, NUFICPA is entering into that certain Assumption and Novation Agreement with LRI and Lumbermens dated as of the Effective Date (the “Novation Agreement”), under which NUFICPA will assume Lumbermens’ obligations, and be substituted for Lumbermens, under all of the Policies as defined both here and in the Novation Agreement (collectively, the “Policies”); and

WHEREAS, NUFICPA has agreed to enter into that certain Claims Administration Agreement, dated as of the Effective Date, with ESIS, Inc. (“TPA”) (the “TPA Agreement,” and together with the Assumption Agreement and this Agreement, collectively the “Transaction Documents”); and

WHEREAS, as a condition to NUFICPA’s willingness to enter into the Transaction Agreements, NUFICPA requires that LRI indemnify and hold harmless NUFICPA for all Policy Liabilities and Losses (as those terms are defined in the Novation Agreement and referred to herein as “Indemnification Obligations”) and NUFICPA requires that LRI provide collateral to secure its Indemnification Obligations under this Agreement;

NOW, THEREFORE, in consideration of and in reliance upon the definitions, premises, recitals, Schedules and Exhibits (all of which are incorporated in full into this Agreement) and the mutual promises, covenants, premises, recitals and agreements herein, subject to the terms and conditions stated herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

1)              Commencing on the Effective Date, LRI agrees to indemnify and hold harmless NUFICPA from and against all Loss (as defined in the Novation Agreement) and all Policy Liabilities (as defined in the Novation Agreement); provided, however, that Policy Liabilities shall mean and include all claims, risks, losses, obligations, liabilities, damages, deficiencies, third party administrator fees, costs or expenses (including, without limit, allocated loss adjustment expenses (including Defense and Cost Containment and Adjusting and Other, as those terms are defined in Statement of Statutory Accounting Principles No. 55, of National Association of Insurance Commissioners, Accounting Practices and Procedures (2004)), interest on amounts actually paid, prejudgment interest, post-judgment interest, declaratory judgment expenses, penalties, and reasonable attorneys’ fees and disbursements), provided further, however, that Policy Liabilities shall not mean or include (i) Unallocated Loss Adjustment Expenses (as defined in the Novation Agreement), or (ii) any claim arising out of, resulting from or relating to any acts or omissions by NUFICPA on or after the Effective Date, including, without limitation, any claim arising out of any express or implied covenant of good faith or fair dealing, any antitrust or unfair competition law, fraud, malice or oppression, the Racketeer Influenced and Corrupt Organizations Act, or state unfair defense, settlement, claims handling or trade practices act or other similar state or federal law .  The expiration of the LRI Policies shall not relieve LRI of its indemnification responsibility to NUFICPA.  LRI shall indemnify NUFICPA for all Loss and Policy Liabilities (as both are defined in the Novation Agreement) NUFICPA pays to Lumbermens on or after the Effective Date, regardless whether LRI paid such Loss or Policy Liabilities to Lumbermens before the Effective Date

2)              Promptly upon receipt of notice of the commencement of any action by a third party directly against NUFICPA in respect of which indemnification may be sought hereunder for acts or omissions of Lumbermens committed or omitted on or before the Effective Date, NUFICPA shall notify LRI in writing of the commencement thereof, and upon receipt of notice of the commencement of any such action, LRI shall assume control of the defense, compromise or settlement at its own expense.  Promptly upon receipt of notice of the commencement of any action by a third party directly against NUFICPA in respect of which indemnification may be sought hereunder for acts or omissions of NUFICPA committed or omitted on or after the Effective Date, NUFICPA shall notify LRI in writing of the commencement thereof, and upon receipt of notice of the commencement of any such action, NUFICPA shall assume control of the defense, compromise or settlement thereof at its own expense.  LRI shall be entitled to participate in the defense of any such action and to be represented by counsel of its own selection at its own expense.

3)              If any claim is made by any state regulatory authority that the amounts which LRI has paid NUFICPA as a deductible reimbursement hereunder is premium, and thus subject to premium taxes and/or assessments, NUFICPA will notify LRI of the existence of such claim.  NUFICPA will give LRI the opportunity of joining with NUFICPA in any proceeding to contest such claim at LRI’s own expense, or to contest such claim independently at LRI’s own expense.  LRI shall pay NUFICPA premium taxes and assessments that NUFICPA pays on LRI’s behalf.

4)              LRI shall deliver collateral acceptable to NUFICPA to secure NUFICPA for the Indemnification Obligations.  The collateral shall be provided timely, in the form(s) and in the amount(s) requested by NUFICPA.  The initial amount of such collateral shall be Forty-Eight Million Four Hundred Seventy-Five Thousand Dollars ($48,475,000).

5)              Any Letter of Credit provided by LRI to NUFICPA to secure its Indemnification Obligations shall be clean, unconditional, irrevocable and evergreen.  It must be from a bank that NUFICPA and the Securities Valuation Office of the National Association of Insurance Commissioners have approved, and it must be in a form acceptable to NUFICPA.  If any such letter of credit is canceled, and if NUFICPA in its sole discretion, agrees to accept a substitute letter of credit, no later than 30 days before that letter of credit expires, LRI must deliver to NUFICPA a substitute letter of credit that complies with the requirements set forth above.  LRI’s duty to deliver such a letter of credit will continue until LRI has satisfied all Indemnification Obligations.  If LRI fails to provide NUFICPA with a qualifying substitute letter of credit as indicated above or other acceptable form of collateral, NUFICPA may draw upon the existing letter of credit in full.

6)              NUFICPA will review the collateral requirement no less frequently than annually.  In addition, NUFICPA may review the collateral requirement at any time that NUFICPA may deem reasonably necessary, including at any time after an event such as, but not limited to, the following:

•                  the occurrence of any direct or indirect transaction for the merger or consolidation, or the conveyance, sale, transfer, dividend, spin-off, lease, or sale and lease back, of all or any material portion of LRI’s property, assets, business or equity to any other entity; or

•                  any material adverse change in the financial condition of LRI, its subsidiaries or affiliates, taken separately or in combination, or any other entity on which NUFICPA relies for security or guarantee in connection with this Agreement.

7)              If as a result of any collateral review it is determined that NUFICPA requires additional collateral, LRI shall provide NUFICPA such additional collateral within 30 days of NUFICPA’s written request, which shall be accompanied by a worksheet evidencing NUFICPA’s calculation of the amount thereof.  If a return or release of collateral to LRI is indicated, NUFICPA shall return or release the indicated amount to LRI within 30 days of LRI’s written request.

8)              In the event that a regulator orders transfer of the claims files to a Third Party Administrator other than ESIS, Inc., or LRI requests and NUFICPA approves, a transfer of the claims files to a Third Party Administrator other than ESIS, Inc., LRI shall bear all costs and expenses relating to the transfer of the files and providing for continuity in handling and compliance with NUFICPA’s Claims Handling Guidelines and the uninterrupted flow of all claims information.  In the event that NUFICPA changes the Third Party Administrator from ESIS, Inc. to another Third Party Administrator, NUFICPA shall bear all such costs and expenses.

9)              All payments due to NUFICPA under this Agreement are due by the due date stated in the invoice, notice or bill or in the absence of a specified date, within 20 days of receipt of NUFICPA’s invoice, notice or bill.  If payment is not made when due, interest will accrue on the unpaid balance daily after the due date at the Prime Rate then in effect at Citibank, N.A., NY, NY, plus 150 basis points.

10)        Failure by LRI to perform within 5 days after its due date any obligation LRI has under this Agreement will be deemed a default allowing NUFICPA to avail itself of any and all available options including, and not limited to, drawing upon collateral securing LRI’s Indemnification Obligations.

11)        This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the Parties hereto.

12)        This Agreement  contains the full and complete understanding and agreement between the Parties hereto with respect to the subject matter hereof, and the Parties acknowledge that neither is entering into this Agreement in reliance upon any term, condition, representation or warranty not stated herein and that this Agreement replaces any and all prior agreements, whether oral or written, pertaining to the subject matter hereof.

13)        Neither this Agreement nor any provision hereof may be waived, modified, amended or changed except by a writing signed by both Parties hereto.

14)        No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

15)        This Agreement shall be governed by the laws of the State of New York and the Parties hereto do irrevocably submit to the nonexclusive jurisdiction of the Courts in the State of New York and to the extent permitted by law, the Parties expressly waive all rights to challenge or otherwise limit such jurisdiction.

16)        This Agreement shall not be deemed to give any right or remedy to any third party whatsoever unless otherwise specifically granted hereunder.

17)        This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original, but such counterparts together shall constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or electronic mail transmission shall be deemed their original signatures for all purposes.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH PA, on behalf of itself and its affiliates:

By:	/s/ Jo Ann Koster

Name:	Jo Ann Koster

Title:	Attorney-in-Fact

Date:	1-12-05

LABOR READY, INC., on behalf of itself, its subsidiaries and affiliates

By:	/s/ Derrek Gafford

Name:	Derrek Gafford

Title:	VP of Finance & Accounting

Date:	12/29/04

SCHEDULE A

Policy	Type	Effective Date	Issuing Company

5BA130167	WC AOS	01/01/01	Lumbermens Mutual Casualty Company
5BA130168	WC WI	01/01/01	Lumbermens Mutual Casualty Company
5BA130172	WC AZ	01/01/01	Lumbermens Mutual Casualty Company
5SC041161	WC XS	01/01/01	Lumbermens Mutual Casualty Company

5BH090111	WC AOS	01/01/02	American Manufacturers Insurance Company
5BH090114	WC WI	01/01/02	American Manufacturers Insurance Company
5BH090113	WC AZ	01/01/02	American Manufacturers Insurance Company
5SH142102	WC XS	01/01/02	American Manufacturers Insurance Company

5BH090111-01	WC AOS	01/01/03	American Manufacturers Insurance Company
5BH090114-01	WC WI	01/01/03	American Manufacturers Insurance Company
5BH090113-01	WC AZ	01/01/03	American Manufacturers Insurance Company
5BH091149	WC CA	01/01/03	American Manufacturers Insurance Company
5SH142102-01	WC XS	01/01/03	American Manufacturers Insurance Company

Schedule A-1